Exhibit 5.1

May 18, 2012

SMART Technologies Inc.

3636 Research Road N.W.

Calgary, Alberta

T2L 1Y1

Ladies and Gentlemen,

We have acted as counsel to SMART Technologies Inc. (the “Company”) with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, by the Company of an aggregate of 12,144,531 Class A Subordinate Voting Shares (the “Shares”) issuable under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”).

In connection with this opinion letter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and such other records, documents, certificates, agreements or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals of such documents and the conformity to original documents of all documents submitted to us as copies, certified copies or facsimiles thereof.

The opinions hereinafter expressed are limited to matters governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Yours truly,

/s/ BENNETT JONES LLP